PROTECTIVE LIFE INSURANCE COMPANY
2801 HIGHWAY 280 SOUTH
BIRMINGHAM, ALABAMA 35223

ENDORSEMENT

The Certificate to which this Endorsement is attached is amended as of its Certificate Date as follows:

WAIVER OF SURRENDER CHARGES

The provision entitled "Waiver of Surrender Charges" that appears in the Section entitled "Surrenders -- Termination" is deleted in its entirety and a new "Waiver of Surrender Charges" provision is inserted in lieu thereof to read as follows:

WAIVER OF SURRENDER CHARGES
We will waive any applicable Surrender Charges if at any time after the first Certificate Year:
(1)    you are first diagnosed as having a Terminal Illness by a Physician that is not related to you or the Annuitant, or
(2)    you enter for a period of at least ninety (90) days a facility which is:
(a)    licensed by the state and
(b)    qualifies as a skilled nursing home facility under Medicare or Medicaid.

The term Terminal Illness means that you are diagnosed as having a noncorrectable medical condition that, with a reasonable degree of medical certainty, will result in your death in less than 12 months. Written proof satisfactory to the Company must be submitted. The Company reserves the right to require an examination by a physician of its choice.

Signed for the Company as of the effective date, which is the Certificate Date.

PROTECTIVE LIFE INSURANCE COMPANY
Secretary

IPD-2025